                   AMENDED AND RESTATED MASTER LOAN AGREEMENT

      This Amended and Restated Master Loan Agreement (this "Agreement") is made to be effective as of December _____, 2000, by and among the following parties:

            (i) General Motors Acceptance Corporation, a Delaware corporation ("GMAC"),

            (ii) Rush Enterprises, Inc., a Texas corporation ("Rush"),

            (iii) Rush Truck Centers of California, Inc., a Delaware corporation ("RTC-California"),

            (iv) Rush Truck Centers of Louisiana, Inc., a Delaware corporation ("RTC-Louisiana"),

            (v) Rush Truck Centers of Oklahoma, Inc., a Delaware corporation ("RTC-Oklahoma"),

            (vi) Rush Truck Centers of Texas, L.P., a Texas limited partnership ("RTC-Texas"),

            (vii) Rush Truck Centers of Colorado, Inc., a Delaware corporation ("RTC-Colorado"),

            (viii) Rush Truck Centers of Arizona, Inc., a Delaware corporation ("RTC-Arizona"),

            (ix) Rush Truck Centers of New Mexico, Inc., a Delaware corporation ("RTC-New Mexico"),

            (x) Rush Retail Centers, Inc., a Delaware corporation ("Rush
      Retail"),

            (xi) Rush GMC Truck Center of San Diego, Inc., a Delaware corporation ("RTC-San Diego"),

            (xii) Rush GMC Truck Center of Phoenix, Inc., a Delaware corporation ("Rush-Phoenix"), and

            (xiii) Rush GMC Truck Center of Tucson, Inc., a Delaware corporation ("Rush-Tucson").

                                    RECITALS

      A. GMAC, Rush, RTC-California, RTC-Louisiana, RTC-Oklahoma, Rush Truck Centers of Texas, Inc., a Delaware corporation ("Rush Truck Texas"), and RTC-Colorado entered into the Master Loan Agreement dated July 28, 1997 (the "Original Loan Agreement").

      B. Rush, RTC-California, RTC-Louisiana, RTC-Oklahoma, RTC-Texas, successor to Rush Truck Texas, RTC-Colorado, RTC-Arizona, RTC-New Mexico, Rush Retail, RTC-San Diego, Rush-Phoenix and Rush-Tucson have requested that GMAC agree to amend and restate the Original Loan Agreement to (i) delete the provisions of the Original Loan Agreement regarding the Texas Real Estate Loans (as defined in the Original Loan Agreement) which have been repaid in full, (ii) increase the Borrowing Base Line of Credit, (iii) amend the financial covenant concerning Total Liabilities to Tangible Net Worth and (iv) further modify the Original Loan Agreement as set forth herein.

      C. GMAC has agreed to so amend and restate Original Loan Agreement on the terms and provisions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties agree as follows:

                                    ARTICLE I

                                   Definitions

      Section 1.1 Definitions. In addition to other defined terms herein, as used in this Agreement and unless the context otherwise requires, the following terms shall have the respective meanings set forth below:

      (a) Applicable Law - all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Loan Documents in question, including all applicable common law and equitable principles; all provisions of all applicable state and federal constitutions, statutes, rules, regulations and orders of governmental bodies; and orders, judgments and decrees of all courts and arbitrators.

      (b) Best Knowledge - facts that are within the actual knowledge of any officer of any member of the Rush Group (as applicable) after due inquiry of employees of such member of the Rush Group reasonably likely to possess information of the nature described.

      (c) Borrowing Base Loans - the loans from GMAC to Rush pursuant to Article II hereof. The existing Borrowing Base Loans under the Original Loan Agreement are evidenced by that one certain Demand Promissory Note dated July 28, 1997, in the principal amount of $8,000,000.00 executed by Rush and payable to the order of GMAC.

      (d) Business Day - any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Texas or is a day on which banking institutions located in such state is closed. Unless the terms herein specifically provide that a period of time is measured by "Business Days", time periods shall be deemed to refer to calendar days.

      (e) Collateral - all of the Real Estate, Motor Vehicle Inventory, Parts Inventory, and all other real or personal property and interests in same that now or hereafter secure the payment and performance of the Obligations.

      (f) Dealer or Dealers - RTC-California, RTC-Louisiana, RTC-Oklahoma, RTC-Texas, RTC-Colorado, RTC-Arizona, RTC-New Mexico, Rush Retail, RTC-San Diego, Rush-Phoenix and Rush-Tucson as applicable, together with any future entities formed by Rush to operate a dealership. A Dealer is also sometimes referred to as a "Rush Group Affiliate". Notwithstanding the foregoing or any other provision of this Agreement to the contrary, for the purposes of this Agreement, neither Rush Truck Leasing nor any entity formed or acquired by Rush for the primary purpose of selling and/or leasing construction machinery equipment, including, without limitation, entities that primarily sell or lease equipment manufactured by John Deere, John Deere Worksite Products, Sakai America, Inc., Allied, Trail King Industries, Inc. or Diamond Z Manufacturing, shall be considered a "Dealer", a "Rush Group Affiliate" or a member of the "Rush Group".

      (g) Default or Event of Default - as defined in Article X, or in any of the other Loan Documents.

      (h) Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety or environmental matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

      (i) Franchise Agreement - any licensing and other permit or registration for the sale and service of vehicles with any motor vehicle manufacturer.

      (j) GAAP - generally accepted account principles in the United States of America in effect from time to time.

      (k) Governmental Authority - any state, commonwealth, federal, foreign, territorial, or other court or governmental department, commission, board, bureau, agency, or instrumentality.

      (l) Guarantor or Guarantors - the members of the Rush Group, as applicable, or any other person or entity who may hereafter guarantee payment or performance of the whole or any part of the Obligations.

      (m) Guaranty Agreement or Guaranty Agreements - the Guaranty Agreement(s) executed by the Guarantors. Each Dealer shall execute a Guaranty Agreement in the forms acceptable to GMAC, pursuant to which each Dealer shall guarantee the Obligations.

      (n) Hazardous Material - any radioactive, hazardous, or toxic substance, material, waste, chemical, or similar item, the presence of which on any Facility, or the discharge, emission, release, or threat of release of which on or from the Facility, is prohibited or otherwise regulated by any laws, ordinances, statutes, codes, rules, regulations, orders, and decrees of the United States and all local, state or governmental or regulatory authorities exercising jurisdiction over any member of the Rush Group or any Facility, or which require special handling in collection, storage, treatment, or disposal by any such laws or requirements. The term Hazardous Material includes, but is not limited to, any material, substance, waste or similar item which is now or hereafter defined as a hazardous material or substance under the laws of any state, the Federal Water Pollution Control Act (33 U.S.C. Section 1317), the Federal Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.), the Federal Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.), any rules or regulations adopted by any administrative agency, including but not limited to, the Environmental Protection Agency, the Occupational Safety and Health Administration, and any similar state or local agency having jurisdiction over any Facility, whether or not such rules and regulations have the force of law. The term "Hazardous Material" shall also include any items subject to regulation under the Toxic Substances Control Act (15 U.S.C., Section 2601 et seq.).

      (o) Indebtedness - (i) all principal and interest owing from time to time by one or more members of the Rush Group to Lender pursuant to the Loans, together with (ii) all other amounts owing to Lender from time to time by one or more members of the Rush Group to Lender under the Loan Documents.

      (p) Loan Documents - this Agreement, the Guaranty Agreements, Security Agreements, GMAC Forms, and any security agreements, guaranties, financing statements or other agreements, instruments or certificates contemplated by this Agreement, and any other document executed to evidence or secure the Loans. A "Loan Document" shall refer to any one of said instruments.

      (q) Loans - all loans and advances of any kind made by GMAC pursuant to this Agreement, including the loans described in Article II (the Borrowing Base Line of Credit), Article III (the Real Estate Loans), Article IV (the Wholesale Facility), and any other loan or other extension of credit from GMAC to any member of the Rush Group. A Loan shall refer to any one of such Loans.

      (r) (not used)

      (s) Lender - the owner of the Indebtedness. As of the effective date hereof, the Lender is GMAC.

      (t) Material Adverse Effect - the effect of any event or condition which, alone or when taken together with other events or conditions occurring or existing concurrently therewith,

(i) has a material adverse effect upon the business, operations, Collateral, condition (financial or otherwise) or business prospects of any member of the Rush Group; (ii) has any material adverse effect whatsoever upon the validity or enforceability of the Agreement or any of the other Loan Documents; (iii) has or may be reasonably expected to have any material adverse effect upon the value of the whole or any material part of the Collateral, the liens of Lender with respect to the Collateral or any material part thereof or the priority of such Liens; (iv) materially impairs the ability of any member of the Rush Group to perform its obligations under this Agreement, any Guaranty Agreement or any of the other Loan Documents, including repayment of the Obligations when due; or
(v) materially impairs the ability of Lender to enforce or collect the Obligations or realize upon any of the Collateral in accordance with the Loan Documents and Applicable Law.

      (u) Maximum Rate - the maximum non-usurious rate of interest permitted by Applicable Law that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Indebtedness in question.

      (v) Mortgage - an Oklahoma Mortgage or an Additional Mortgage.

      (w) Mortgages - the Oklahoma Mortgages and the Additional Mortgages, collectively.

      (x) Motor Vehicle Inventory - all of the following, whether now owned or hereafter acquired by any member of the Rush Group, whether now existing, or whether arising or created hereafter:

            (i) motor vehicles, trailers and semi-trailers, and accessories held for sale; and the replacement parts for any of these; and general intangibles, contract rights, chattel paper, present and future accounts and assignment of accounts including, but not limited to, those arising out of the sale or lease thereof, including rents receivable under leases and rental agreements.

            (ii) all proceeds of collateral described in (i) above, including, but not limited to, cash, negotiable instruments, accounts, chattel paper or insurance proceeds.

            (iii) all replacements, substitutions, accessions, returns, and repossession, of any of the above.

      (y) Obligations - all (i) indebtedness of any member of the Rush Group to GMAC, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to or in connection with this Agreement, whether as maker, guarantor, surety, endorser or otherwise, including without limitation the Borrowing Base Line of Credit described in Article II, the Real Estate Loans described in Article III, the Wholesale Floor Plan Loans described in Article IV, and (ii) all other covenants and agreements made by any member of the Rush Group herein.

      (z) Oklahoma Real Estate - the real property, improvements, fixtures and appurtenances described in the instruments evidencing the Oklahoma Real Estate Liens, together with any similar property given hereafter as security for all or any part of the Indebtedness.

      (aa) Oklahoma Real Estate Liens - all liens, presently existing or hereafter arising, securing payment of the Oklahoma Real Estate Loans, including without limitation those evidenced by the following (each an "Oklahoma Mortgage" and collectively, the "Oklahoma Mortgages"):

            (i) Mortgage, Assignment and Security Agreement dated March 1, 1996 from Rush to GMAC, recorded in Book 6862, Page 0378 of the Oklahoma County Clerk Records, and the Security Agreement dated March 1, 1996 from Rush to GMAC.

            (ii) Mortgage, Assignment and Security Agreement dated March 1, 1996 from Rush to GMAC, recorded in Book 6862, Page 0399 of the Oklahoma County Clerk Records, and the Security Agreement dated March 1, 1996 from Rush to GMAC.

      (ab) Oklahoma Real Estate Loans - the loans from Lender to Rush, as evidenced by the following promissory notes:

            (i) Promissory Note dated March 1, 1996 in the original principal amount of $487,500.00, executed by Rush (dba Translease) and payable to GMAC.

            (ii) Promissory Note dated March 1, 1996 in the original principal amount of $1,425,000.00, executed by Rush (dba Oklahoma Trucks, Inc.) and payable to GMAC.

      (ac) Parts Inventory - all of the following, whether now owned or hereafter acquired by any member of the Rush Group, whether now existing, or whether arising or created hereafter:

            (i) all inventory of any member of the Rush Group consisting of new and unused parts and accessories of any type and description now owned or hereafter acquired by any member of the Rush Group for sale or lease, excluding all raw materials and all such goods constituting work in progress or as attachments or fixtures or other tangible property.

            (ii) all proceeds of collateral described in (i) above, including, but not limited to, cash, negotiable instruments, accounts, chattel paper or insurance proceeds.

            (iii) all replacements, substitutions, accessions, returns, and repossession, of any of the above.

The Parts Inventory shall include all items defined as the New Parts Inventory in Section 2.7.

      (ad) Person - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

      (ae) Prime Rate - the "prime" or "base" rate of interest per annum announced from time to time by a majority of the twelve (12) largest banks (the "Banks") operating in the United States as their base rates for computing interest on loans to borrowers of the highest credit standing. No change will be made in the Prime Rate unless there is a single rate of interest which is publicly announced by at least seven (7) of the Banks as their prime or base rate. In determining the Prime Rate, GMAC's determination of the Banks and their announced prime or base rates shall be conclusive upon the parties. For purposes of this definition, the prime or base rate of the Banks is not necessarily their rate of interest charged by the Banks on loans to their most creditworthy customers, nor is the Prime Rate necessarily the rate of interest charged by GMAC on loans to its most creditworthy customers. Notwithstanding the foregoing, for the purposes of determining the Prime Rate, the Prime Rate shall be considered to be five percent (5%) per annum if the prime or base rate established by the Banks at any time is a figure which is less than five percent (5%) per annum.

      (af) Real Estate Liens - all liens, presently existing or hereafter arising, securing payment of the Real Estate Loans, including any deed of trust, mortgage, vendor's lien, security agreement or other pledge (each a "Mortgage" and collectively, the "Mortgages").

      (ag) Real Estate Loans - (i) the Oklahoma Real Estate Loans and (ii) the loans from Lender to Rush and/or wholly owned subsidiary of Rush designated by Rush to finance the acquisition, construction and refinancing of certain real estate and improvements thereon; provided, however, the term "Real Estate Loans" shall not include any loans secured by real property located in California. It is acknowledged that (A) GMAC shall have no obligation to make loans to Rush or any member of the Rush Group and (B) neither Rush nor any member of the Rush Group shall have any obligation to borrow from GMAC.

      (ah) Real Estate - the real property, improvements, fixtures and appurtenances described in the instruments evidencing the Real Estate Liens, together with any similar property given hereafter as security for all or any part of the Real Estate Loans.

      (ai) Rush Group - Rush, RTC-California, RTC-Louisiana, RTC-Oklahoma, RTC-Texas, RTC-Colorado, RTC-Arizona, RTC-New Mexico Rush Retail, RTC-San Diego, Rush-Phoenix and Rush-Tucson, collectively. If Rush forms a new Dealer in the future, the "Rush Group" shall include such new Dealer (except for Rush Truck Leasing and any entity formed or acquired by Rush for the primary purpose of selling and/or leasing construction machinery equipment, including, without limitation, entities that primarily sell or lease equipment manufactured by John Deere, John Deere Worksite Products, Sakai America, Inc., Allied, Trail King Industries, Inc. or Diamond Z Manufacturing). Whenever any obligation, covenant, indemnification or other agreement is made herein by the Rush Group, such obligation, covenant or agreement is made jointly and severally by each of Rush, RTC-California, RTC-Louisiana, RTC-Oklahoma, RTC-Texas, RTC-Colorado, RTC-Arizona, RTC-New Mexico and Rush Retail, together with any future member of the Rush Group, as applicable.

      (aj) Rush Truck Leasing - Rush Truck Leasing, Inc., a Delaware corporation.

      (ak) Security Agreements - all documents now existing or hereafter given to secure payment of the Indebtedness and other Obligations, including without limitation this Agreement, the documents evidencing the Real Estate Liens and the amended and restated security agreements to be executed by each Dealer.

      (al) (not used)

      (am) (not used)

      (an) Wholesale Floor Plan Loans - the loans from GMAC to any member of the Rush Group pursuant to Article IV hereof.

                                   ARTICLE II

                          Borrowing Base Line of Credit

      Section 2.1 Consolidation of Borrowing Base Loans. The credit facility and funding terms of the Borrowing Base Loans shall be modified and governed in accordance with this Article II.

      Section 2.2 Establishment of Line of Credit. Subject to the terms and conditions of this Agreement, GMAC hereby establishes a revolving line of credit for Rush in an amount not to exceed the lesser of:

      (a) $13,500,000, or

      (b) the Collateral Formula Amount, as defined in Section 2.7.

The amount available for loan under this Article II is referred to as the "Line of Credit". If, for any reason, the Credit Line Advances (as defined below) shall exceed the Line of Credit as determined above (such excess being hereinafter referred to as "Excess Amounts"), the Line of Credit shall be deemed to include the Excess Amounts for all purposes hereunder, except that Excess Amounts are temporary only and shall not be deemed to permanently increase the Line of Credit.

Section 2.3 Loans. Within 3 Business Days after each request made by Rush from time to time, GMAC will loan and advance Rush the principal amount of money so requested, up to the Line of Credit (each such advance hereinafter a "Credit Advance"). The aggregate principal amounts so loaned and advanced and remaining unpaid from time to time shall be deemed to be Credit Line Advances. Each Credit Advance shall be disbursed by GMAC from its Houston, Texas office and, upon such disbursement being made, shall be charged to Rush's account on GMAC's books and records. GMAC will render to Rush a statement at least once each month of Rush's account which shall constitute an account stated and shall be presumed to be correct.

      Section 2.4 Repayment. Rush shall repay the Credit Line Advances to GMAC together with all accrued and unpaid interest and applicable costs and expenses as hereinafter set forth (hereinafter the "Total Borrowing Base Indebtedness"). Upon request made by GMAC, Rush shall execute and deliver such promissory note or notes in the form then in use by GMAC (each such note being hereafter referred to as a "Borrowing Base Promissory Note") and guaranties to further evidence the Credit Line Advances and related obligations; provided that the failure of GMAC to so request or the failure of Rush to execute and deliver such Borrowing Base Promissory Note, or guaranty or guaranties, shall not affect Rush's obligation to repay GMAC as herein set forth. Any Borrowing Base Promissory Note or Notes, or guaranty or guaranties, executed and delivered hereby shall be expressly made subject to the terms and conditions of this Agreement. GMAC may send monthly statements to Rush for the amount owed; if Rush fails to question or otherwise contest the information on such statements within 10 days of receipt by Rush, Rush shall be deemed to agree with the information on the statements, including the accuracy of GMAC's calculation of the amount owed.

      (a) Permissive Repayment. Rush may, at any time and without any prepayment fee or premium or notice or penalty, repay all or any part of the Credit Line Advances to GMAC.

      (b) Mandatory Repayment. The Total Borrowing Base Indebtedness shall be repaid by Rush to GMAC immediately and without further notice or demand therefor by GMAC upon the earlier of the following occurrences:

            (i) an Event of Default, as hereinafter set forth, or

            (ii) the effective date of the termination of this Agreement as hereinafter set forth.

      Section 2.5 Interest. The Credit Line Advances shall bear to the date of repayment in full of the Credit Line Advances. Only one interest rate will apply to the Credit Line Advances at any given time. The interest rate on the Credit Line Advances will be determined from time to time at a rate equal to the Prime Rate less 0.50 percentage points. Interest shall be calculated on the basis of a 360-day year for the number of actual days outstanding. Interest shall be due and payable monthly within 10 days of the billing date and the billing date shall be within the first 5 Business Days of each month hereafter until Rush has paid GMAC all sums owing under this Agreement.

      Section 2.6 Permitted Use of Credit Advances. Each and every Credit Advance by GMAC to Rush or on Rush's behalf may be used solely for the purposes of: (a) holding or acquiring inventory consisting of the New Parts Inventory by the Rush Group; (b) for general working capital purposes; and (c) for such other purposes related to the business of the Rush Group as may be reasonably acceptable to GMAC.

      Section 2.7 Collateral Formula Amount. The "Collateral Formula Amount" shall be 75% of the Net Book Value of the New Parts Inventory of the Rush Group, as of the date of this Agreement, and as subsequently adjusted from time to time as certified in the Certification Report required to be submitted to GMAC by Rush.

      "New Parts Inventory" of the Rush Group as utilized herein shall mean and include all inventory of the Rush Group consisting of new and unused parts and accessories of any type and description listed in the manufacturers' current parts price catalog now owned or hereafter acquired by the Rush Group for sale or lease, excluding all raw materials and all such goods constituting work in progress or as attachments or fixtures on other tangible property. Except as set forth herein, "inventory" shall have the meaning attributed it by Section 9.109(4) of the Texas Business and Commerce Code.

      "Net Book Value" shall be the cost of an item of inventory as recorded in the books of account of the Rush Group plus or minus any adjustments made consistent with GAAP. In the event of any dispute or disagreement as to the Net Book Value of an item or items of inventory, the judgment and decision of GMAC shall be final.

      "Certification Report" shall mean that form of document attached hereto as
      Exhibit 2.7 attached hereto.

      Section 2.8 Security Interest and Collateral Assignment. To secure:

      (a) as to Rush, (i) the prompt and complete payment of the Total Borrowing Base Indebtedness, (ii) the performance of any and all obligations and duties of the Rush Group pursuant to this Agreement, and (iii) the payment and performance of any and all other debts, obligations or duties of the Rush Group to GMAC now existing or hereafter arising by this Agreement, and

      (b) as to each other member of the Rush Group, its obligations under its Guaranty Agreement,

the Rush Group hereby pledges, assigns and grants to GMAC a security interest in the Parts Inventory (sometimes also referred to as the "Borrowing Base Collateral"). The Rush Group shall execute and deliver to GMAC one or more security agreements, documents, and financing statements, in form and substance satisfactory to GMAC in the exercise of reasonable judgment of GMAC (but not inconsistent with this Agreement as to any subject dealt with in this Agreement), as may be required by GMAC to grant and maintain a valid, perfected first lien or security interest in the Borrowing Base Collateral. The security agreements to be executed contemporaneously herewith shall be in the forms required by GMAC. If an additional Dealer is formed in the future, such Dealer shall execute similar documents required by GMAC granting to GMAC a security interest in the Borrowing Base Collateral, conforming as necessary to the laws of such Dealer's place of business.

      Section 2.9 Obligations Regarding Borrowing Base Collateral. With respect to the Borrowing Base Collateral, the Rush Group shall:

      (a) maintain, secure and protect it from diminution in value;

      (b) keep it free and clear of the claims, liens, mortgage, pledge, encumbrance, security interests and rights of all others;

      (c) hold, control and dispose of it only for the purpose of storing and exhibiting it for retail sale or lease in the ordinary course of business;

      (d) insure it against all risks in such amounts and with a carrier and deductibles acceptable to GMAC in the exercise of reasonable judgment. Such insurance policy shall name GMAC as loss payee and shall contain a cancellation provision only upon 30 days prior written notice to GMAC.

      Section 2.10 Other Covenants by the Rush Group. In addition to the other obligations and agreements here, the Rush Group, individually and collectively, jointly and severally, covenants and agrees as follows:

      (a) The Rush Group shall maintain and furnish GMAC with reasonable proof of insurance required pursuant to the provisions above. The receipt by GMAC of any insurance proceeds shall not release the Rush Group from payment of its obligations hereunder, except to the extent of such proceeds.

      (b) The Rush Group shall permit representatives of GMAC to visit and inspect any of the Borrowing Base Collateral and the premises of any Dealer and examine, copy (by electronic or other means) and abstract any of the books and accounting records of the Dealer, and to discuss the affairs, business, finances and accounts of any Dealer with its officers and employees, at any reasonable time and as often as may be reasonably desired.

      (c) The Rush Group shall furnish GMAC by the 20th day of each month a Certification Report certified by either the chief executive officer, chief financial officer, controller, president or vice president of a Dealer of that Dealer's Collateral Formula Amount as of the last day of the previous month. GMAC may request, at any time, a parts inventory schedule for any or all dealerships; the Rush Group shall provide such schedule within 48 hours of such request.

      (d) The Rush Group shall arrange and have conducted, at least annually, and at the respective Dealer's expense, a complete physical inventory of the New Parts Inventory. Each such physical inventory shall be conducted by an independent professional purveyor of such services and a certified copy of the results thereof shall be promptly provided to GMAC.

      (e) The Rush Group shall keep its respective properties in good repair, working order and condition and, from time to time, make all needful and proper repairs, renewals, replacements, additions and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times in accordance with prudent business management; provided, however, it is understood that no member of the Rush Group shall be deemed to have violated the foregoing covenant on account of ordinary wear and tear and damage due to casualty or any cause beyond such member of the Rush Group's reasonable control.

                                   ARTICLE III

                                Real Estate Loans

      Section 3.1 Refinance of Real Estate Loans. On the condition that there has been no Event of Default hereunder, GMAC shall permit the Rush Group to refinance any Real Estate Loan. Upon payment of all amounts owing under any Real Estate Loan, GMAC agrees to release the liens evidenced by the applicable Mortgage. In addition to releasing the liens under said Mortgage, GMAC agrees to also release, as applicable, any other liens on personal or other property which pertains to the real estate covered by said Mortgage (by way of example, security interests in equipment used at such location).

      Section 3.2 Cross-Collateralization of Real Estate. All Real Estate now or hereafter subject to a security interest or other lien pursuant to any Mortgage shall secure all Obligations, and any proceeds of the sale or other disposition of any Real Estate pursuant to any Mortgage may be applied to any of the Obligations as GMAC may elect. This agreement for cross collateralization shall constitute and be deemed an amendment to and supplement each Mortgage now or hereafter executed and shall augment and be in addition to and not in substitution for any provision of any Mortgage, and shall not otherwise limit or affect the rights and remedies of GMAC under any such Mortgage. Without limiting the foregoing, it is acknowledged that one or more of the Rush Group may have executed other documents which provide for cross collateralization of loans to other members of the Rush Group. All such other documents shall remain in full force and effect, and GMAC may exercise its rights and remedies under any of such instruments in lieu of or in addition to exercising its rights under this paragraph. It is acknowledged that, pursuant to the definition of "Real Estate Loans" in Section 1.1(ag), the term "Real Estate Loans" does not include any loans secured by real property located in California; therefore, this Section
3.2 shall not operate to cause any real property located in California to secure any loans or other indebtedness not otherwise covered by specific loan instruments executed in connection with any loan secured by real property in California. In the event GMAC elects to exercise its lien rights against the Real Estate owned by one member of the Rush Group (for purposes of this paragraph the "Pledgor") for the payment of an Obligation of another member of the Rush Group (for purposes of this paragraph the "Debtor") by virtue of this cross-collateralization provision, the exercise of such liens shall be contingent upon a default by the Debtor under the Obligation as well as the giving of any required notices (if any) of default to the Debtor under the Loan Documents evidencing that Obligation. Upon request by GMAC, any member of Rush Group owning Real Estate shall execute a memorandum, in recordable form sufficient for recording in the applicable real property or other records, reciting that the liens against the Real Estate secure, in addition to any Obligation recited in the applicable Mortgage, the Obligations under this Agreement pursuant to this cross-collateralization provision.

                                   ARTICLE IV

                           Wholesale Floor Plan Loans

      Section 4.1 Consolidation of Wholesale Floor Plan Loans. The credit facility and funding terms of the Wholesale Floor Plan Loans shall be modified and governed in accordance with this Article IV.

      Section 4.2 Establishment. From time to time prior to a termination pursuant to Section 11.1, any member of the Rush Group may, subject to the terms and conditions of this Agreement, obtain loans from GMAC in order to finance its acquisition of new and used motor vehicles from manufacturers, distributors, customers, dealers and other sellers. Such credit facility is referred to hereinafter as the "Wholesale Facility." The Wholesale Facility will be used solely for the purpose of acquiring new and used motor vehicles.

      Section 4.3 Wholesale Credit Advances. Upon request of any member of the Rush Group, GMAC will, subject to the terms and conditions of this Agreement, loan funds (a "Wholesale Credit Advance") to such member of the Rush Group pursuant to the Wholesale Facility. Such request shall be in the form prescribed by GMAC from time to time.

      Section 4.4 Wholesale Credit Note. For Wholesale Floor Plan Loans in Texas or other states where GMAC uses promissory notes for such loans, the member of the Rush Group for whom the Wholesale Floor Plan Loan is made (referred to herein as the "Borrowing Party") will repay the Wholesale Credit Advances to GMAC, together with all accrued and unpaid expenses thereon, and applicable costs and expenses as set forth in a promissory note or notes payable to the order of GMAC, executed by the Borrowing Party and delivered to GMAC, substantially in the form referenced in the GMAC Forms described below (the "Wholesale Credit Note").

      The current interest rate charged by GMAC on Wholesale Floor Plan Loans will be subject to the terms of the letter dated March 31, 2000 from J.F. Crebbin to W. Marvin Rush pertaining to GMAC's Wholesale Incentive Plan, or such future letter as may be executed by GMAC and Rush to replace this March 31, 2000 letter.

      Section 4.5 (not used)

      Section 4.6 Other Financing. From time to time, GMAC may also provide other categories of vehicle inventory and equipment financing to members of the Rush Group, including, without limitation, financing under GMAC's so-called Delayed Payment Privilege, Shop Rental Plan, Rental Plan, plans for wholesale demonstrations and the like (collectively, "Other Financing").

      Section 4.7 Retail Financing. From time to time, GMAC may also provide retail finance and lease accommodations to members of the Rush Group or customers of members of the Rush Group in accordance with GMAC's customary practices (collectively "Retail Financing").

      Section 4.8 Dealer Obligations. The amounts and obligations now or hereafter owing to GMAC by any members of the Rush Group under the Wholesale Facility, Other Financing, Retail Financing, and any and all other indebtedness, obligations, or liabilities of each member of the Rush Group whether direct or indirect, liquidated or contingent, are referred to hereinafter as "Dealer Obligations." The Rush Group hereby promises to pay to GMAC all Dealer Obligations promptly on demand, except as may otherwise be set forth in accordance with the express terms and conditions of this Agreement, the Loan Documents and the GMAC Forms (as defined in Section 4.10).

      Section 4.9 Absolute Discretion of GMAC. The amount, terms, conditions, interest rate, repayment terms, advance rate, existence, documentation, and administration of the Wholesale Facility will, at all times, be subject to change, suspension, and cancellation at the sole, absolute discretion of GMAC, notwithstanding anything herein or otherwise to the contrary. Nothing contained in this Agreement will, at any time, obligate GMAC to provide Other Financing or Retail Financing to any member of the Rush Group or any customer of any member of the Rush Group. The making and amount of any Other Financing or Retail Financing will be in the sole, absolute discretion of GMAC. If GMAC elects to suspend or cancel financing under this Agreement, the following notice provisions shall apply: (i) if there is no default of any nature by any member of the Rush Group, GMAC shall not make the suspension or cancellation effective earlier than 120 days after notice to Rush; (ii) if there is any default of any nature by any member of the Rush Group, GMAC may make suspension or cancellation effective immediately upon notice of same.

      Section 4.10 Documentation of Dealer Obligations. Concurrently with the execution and delivery of a Wholesale Facility, the appropriate member(s) of the Rush Group will duly execute and deliver to GMAC at least one original of each of the documents, instruments, or agreements (the "GMAC Forms") to evidence the parties' intentions with respect to Dealer Obligations. Copies of the GMAC Forms have been provided to Rush. The appropriate member(s) of the Rush Group will duly execute and deliver to GMAC such other documents, instruments, or agreements and any amendments thereto with respect to the Dealer Obligations, as GMAC may customarily require from time to time. The existence of this Agreement, representations, covenants, terms of default, and the like is in no way intended to alter the demand nature of all Dealer Obligations which in every instance are subject to change, suspension, and cancellation at the sole, absolute discretion of GMAC.

It is acknowledged that the documentation of the Dealer Obligations may vary from state to state, and the GMAC Forms to be executed by the members of the Rush Group shall be in conformity with GMAC's practice in a particular state.

      Section 4.11 Security Interest. To secure:

      (a) as to each member of the Rush Group, as applicable, (i) the prompt and complete payment of the Wholesale Credit Advances, (ii) the performance of any and all obligations and duties of the Rush Group pursuant to this Agreement, and
(iii) the payment and performance of any and all other debts, obligations or duties of the Rush Group to GMAC now existing or hereafter arising by this Agreement, and

      (b) as to each Guarantor, its obligations under its Guaranty Agreement,

the Rush Group hereby pledges, assigns and grants to GMAC a security interest in the Motor Vehicle Inventory. If an additional Dealer is formed in the future, such Dealer shall execute similar documents required by GMAC granting to GMAC a security interest in the Motor Vehicle Inventory.

      Section 4.12 Guaranties. It is acknowledged that all members of the Rush Group will guarantee all obligations of any Borrowing Party. If requested by GMAC, members of the Rush Group will execute such further acknowledgements, consents, guaranties and similar documents to evidence such guaranty obligations.

                                    ARTICLE V
                                   (not used)

                                   ARTICLE VI

                         Representations and Warranties

      The Rush Group, individually and collectively, jointly and severally, represents and warrants to GMAC as follows:

      Section 6.1 Organization, Corporate Authority and Qualifications.

      (a) Each member of the Rush Group is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified to transact business or own real property in each state or other jurisdiction in which its principal real properties are located or in which it conducts any important or material part of its business.

      (b) Each member of the Rush Group has the corporate power and authority to execute, deliver and perform this Agreement and the Loan Documents.

      (c) The persons signing this Agreement and the Loan Documents on behalf of each member of the Rush Group have full authority to execute the same on behalf of said entity, and to bind said entity to the terms thereof.

      Section 6.2 Authorization and Compliance with Laws and Material Agreements. The execution, delivery and performance of this Agreement and the Loan Documents, and the borrowings hereunder, by the Rush Group have been duly authorized by all requisite corporate action on the part of the Rush Group and will not violate the articles of incorporation or bylaws of the Rush Group and will not violate any provision of law, or order of any court or governmental agency affecting the Rush Group in any respect, and will not conflict with, result in a breach of the provisions of, constitute a default under, or result in the imposition of any lien, charge, or encumbrance upon any assets of the Rush Group pursuant to the provisions of any indenture, mortgage, deed of trust, franchise, permit, license, note or other agreement or instrument to which the Rush Group may be bound. No approval or consent from any Governmental Authority or other third party is required in connection with the execution of or performance under this Agreement and the Loan Documents by the Rush Group.

      Section 6.3 Valid and Binding Obligation. All of the Loan Documents to which any member of the Rush Group is a party, will upon execution and delivery by such party, constitute a valid binding obligation of the such member of the Rush Group, enforceable in accordance with their respective terms.

      Section 6.4 Financial Condition. The balance sheets and statements of income and retained earnings of the Rush Group, heretofore furnished to GMAC, are complete and correct and fairly represent the financial condition of the Rush Group as at the dates of said financial statements and the results of their operations for the periods ending on said dates. No member of the Rush Group has any material contingent obligations, liabilities for taxes, long-term leases, or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheets or the notes thereto; and at the present time, there are no material realized or anticipated losses from any unfavorable commitments of any member of the Rush Group. Said financial statements were prepared in accordance with generally accepted principles and practices of accounting consistently maintained throughout the periods involved. Since the date of the latest of such statements, there has been no material adverse change in the financial condition of any member of the Rush Group from that set forth in said balance sheets as at that date.

      Section 6.5 Litigation and Judgments. There are no suits or proceedings pending, or, to the knowledge of any member of the Rush Group, threatened, against or affecting any member of the Rush Group that, if adversely determined, would have a Material Adverse Effect on the financial condition or business of any member of the Rush Group or on the Collateral; and there are no proceedings by or before any governmental commission, board, bureau, or other administrative agency pending or to the knowledge of any member of the Rush Group, threatened against any member of the Rush Group, which if adversely determined, would have a Material Adverse Effect on the business, properties, condition, financial or otherwise of any member of the Rush Group. There are no outstanding judgments (final or otherwise) against any member of the Rush Group.

      Section 6.6 Title to and Perfection of Security Interest in Collateral. Each member of the Rush Group is the owner of all its respective Collateral, free and clear of all liens, security interests, and encumbrances other than those in favor of GMAC hereunder and those shown on Schedule 6.6 attached hereto, and will execute all such financing statements or other documents and take such actions as GMAC may deem necessary or desirable to evidence or perfect its first and prior security interest and lien in Collateral under the Loan Documents.

      Section 6.7 No Other Financing Statements. No UCC-1 or other financing statement covering any assets owned by the Rush Group has been executed or is on file in any public office, except those financing statements disclosed on the attached Schedule 6.6 and the financing statements of GMAC.

      Section 6.8 Purpose of the Rush Group; Use of Proceeds. The Rush Group has entered into this Agreement for legitimate purposes, and will use the proceeds of the Loans exclusively as set forth in this Agreement.

      Section 6.9 Ownership of Properties; Liens. The Rush Group has good and indefeasible title or valid leasehold interests in all their significant or material properties and assets, real and personal, which are owned or used in connection with its products or services, and none of such properties or assets or leasehold interests of the Rush Group are subject to any mortgage, pledge, security interest, encumbrance, lien or charge of any kind which would materially restrict the manner in which the Rush Group uses or intends to use such property.

      Section 6.10 Taxes. The Rush Group has filed all federal and state tax returns or reports required of the Rush Group, including but not limited to income, franchise, employment and sales taxes, and have paid or made adequate provision for the payment of all taxes which have become due pursuant to such returns or reports or pursuant to any assessment which has been received, none of such being outstanding and unpaid, and the Rush Group knows of no pending investigations of the Rush Group by any taxing authority, nor of any material pending but unassessed tax liability.

      Section 6.11 (not used)

      Section 6.12 Compliance with Laws and Franchise Agreements. Except to the extent that failure to comply would not have a Material Adverse Effect, each member of the Rush Group has complied with all applicable laws, ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees (collectively, "Laws") or any agreements, contracts and understandings, including without limitation, all licensing and other permit or registration laws for the sale and service of vehicles, and all agreements and understandings, written or oral, to which it is party, or subject to, with any motor vehicle manufacturer (each such agreement and understanding is referred to in this Agreement as a "Franchise Agreement"), including with respect to: (a) any restrictions, specifications or other requirements pertaining to vehicles or other products sold by any member of the Rush Group or to services performed by any member of the Rush Group; (b) the conduct of any member of the Rush Group's business; or (c) the use, maintenance and operation of the real and personal properties owned by any member of the Rush Group or leased by such member of the Rush Group in the conduct of its business.

      Section 6.13 No Materially Adverse Agreements. No member of the Rush Group is a party to any agreement which in the opinion of any member of the Rush Group does or will materially and adversely affect the business, operations or condition, financial or otherwise, of any member of the Rush Group.

      Section 6.14 Default. No member of the Rush Group is in default in any material respect under the provisions of any instrument evidencing any material obligation, indebtedness or liability of such member of the Rush Group, or of any agreement relating thereto, or under any order, writ, injunction, or decree of any court, or in default under or in violation of any order, regulation, or demand of any governmental instrumentality which default or violation might have consequences which would have a Material Adverse Effect on the business, financial condition, or properties of any member of the Rush Group.

      Section 6.15 Misrepresentation. There is no fact which any member of the Rush Group has failed to disclose to GMAC, which materially and adversely affects nor, so far as any member of the Rush Group can now foresee, is reasonably likely to have a Material Adverse Effect on the business, operation, properties, profits, or condition of any member of the Rush Group or the Collateral, or the ability of any member of the Rush Group to perform this Agreement.

      Section 6.16 Environmental Liabilities. To the Best Knowledge of each member of the Rush Group, there is no Hazardous Material on or in any facility, owned, managed or occupied by any member of the Rush Group located on the Real Estate (a "Facility"), except such Hazardous Material stored on a Facility in the ordinary course of such member of the Rush Group's business on the Facility and managed to prevent a release or threatened release thereof, and in accordance with all federal, state and local Laws relating to Hazardous Material or other environmental matters, nor is there any Hazardous Material being released or threatened to be released from or on any Facility. To the Best Knowledge of each member of the Rush Group, (i) no part of any Facility has ever been used as a manufacturing, storage or dump site for Hazardous Material (except such Hazardous Material stored on a Facility in the ordinary course of such member of the Rush Group's business on the Facility and in accordance with all federal, state and local Laws relating to Hazardous Material or other environmental matters), nor is any part of the Facility affected by any Hazardous Material contamination; (ii) no real estate adjoining any Facility has ever been used as a manufacturing, storage or dump site for Hazardous Material (except such Hazardous Material stored in the ordinary course of business and in accordance with all federal, state and local Laws relating to Hazardous Material or other environmental matters); and (iii) no real estate adjoining any Facility is affected by Hazardous Material contamination. To the Best Knowledge of each member of the Rush Group, no report, analysis, study or other document exists. Further, no communications have been received by any member of the Rush Group asserting that Hazardous Material contamination exists on any Facility or identifying any Hazardous Material as being located upon or released on or from any Facility.

                                   ARTICLE VII

                     Affirmative Covenants of the Rush Group

      The Rush Group, individually and collectively, jointly and severally, covenants and agrees that, as long as the Indebtedness or any part thereof is outstanding, unless otherwise allowed by written instrument of GMAC:

      Section 7.1 Accounting Records. The Rush Group shall maintain a standard and modern system for accounting in accordance with generally accepted accounting principles consistently applied throughout all accounting periods.

      Section 7.2 Financial Reports. The Rush Group will furnish GMAC:

      (a) during the first full calendar month after the date of this Agreement,
(i) a financial statement for each member of the Rush Group, which fairly and accurately reflects a condition not adversely and materially changed from the financial statement with respect to such party last provided to GMAC by such party prior to the date of this Agreement; and (ii) a financial statement, prepared on a consolidated basis for all the members of the Rush Group which fairly and accurately reflects a condition not adversely and materially changed from the financial statement with respect to all of the members of the Rush Group last provided to GMAC by the Rush Group prior to the date of this Agreement. The Rush Group will continue to provide to GMAC, by the 20th day of each month thereafter, financial statements as described in this Section 7.2(a) for the prior calendar month.

      (b) within 90 days after the end of each fiscal year of the Rush Group, copies of audited financial statements, including but not limited to balance sheets, statements of income and retained earnings, cash flow statements, prepared on a consolidated basis for all the members of the Rush Group and certified by independent certified public accountants selected by the Rush Group and satisfactory to GMAC.

      (c) from time to time, such further information regarding the business affairs and financial condition of any member of the Rush Group as GMAC may reasonably request.

      All financial statements delivered hereunder shall be prepared on the basis of GAAP applied on a basis consistent with those used in the preparation of the audited financial statements of the Rush Group.

      Section 7.3 Continuing Business. Except to the extent failure to do so will not have a Material Adverse Effect, each member of the Rush Group shall maintain and continue its present business and maintain its corporate existence in good standing, shall preserve and keep in full force and effect any franchise rights and trade names, and shall pay, before the same become delinquent and before penalties accrue thereon, all taxes, assessments, and other governmental charges against such member of the Rush Group or any of such member of the Rush Group's property, and any and all other liabilities, except to the extent, and so long as the same are being contested in good faith by appropriate proceedings, with adequate reserves provided for such payments.

      Section 7.4 Financial Status. Rush will, on a consolidated basis with all other members of the Rush Group, maintain at all times (i) a Tangible Net Worth in the amount of at least $15,000,000 and (ii) a ratio of Total Liabilities to Tangible Net Worth of not greater than 9 to 1.

      As used herein, the term "Net Worth" means the net worth of the Rush Group, on a consolidated basis, determined in accordance with GAAP consistently applied.

      As used herein, the term "Tangible Net Worth" means the depreciated book value amount of all assets of each member of the Rush Group (on a consolidated basis and excluding intercompany items), less:

      (a) intangible assets, such as, without limitation, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise, such excess to include, without limitation, the expense of all noncompetition agreements), capitalized expenses, leasehold improvements (other than improvements to dealership real property or long-term leaseholds owned by a Rush Group Affiliate), patents, trademarks, trade names, copyrights, franchises, licenses, and deferred charges, such as, without limitation, unamortized costs and costs of research and development;

      (b) partnership and other equity interests reacquired but not canceled;

      (c) all reserves, including without limitation, reserves for depreciation, depletion, obsolescence, amortization, deferred income taxes, insurance, inventory valuation, and all other appropriations of retained earnings;

      (d) any minority interests in any corporation, partnership, subsidiary or other affiliate; and

      (e) Total Liabilities.

      As used herein, the term "Total Liabilities" means, with respect to the members of the Rush Group, on a consolidated basis, all obligations for borrowed money, including without limitation, all notes payable and drafts accepted representing extensions of credit, commercial paper, all obligations evidenced by bonds, debentures, notes or other similar instruments and all obligations upon which interest charges are customarily paid, all obligations under conditional sale or other title retention agreements, all obligations issued or assumed as full or partial payment for property (whether or not any such obligations represent obligations for borrowed money), all capitalized lease obligations, and all indebtedness secured by any lien existing on property owned or acquired by any member of the Rush Group subject to any such lien whether or not the obligations secured thereby shall have been assumed.

      Section 7.5 Liens, Etc. No member of the Rush Group will create, incur, or suffer any lien, mortgage, pledge, assignment, or other encumbrance on, or security interest in, any of its respective properties, assets, or receivables, now owned or hereafter acquired, securing the Obligations (all such security being herein called "liens"), except:

      (a) liens to GMAC.

      (b) materialmen's, supplier's, tax, and other like liens arising in the ordinary course of business and securing obligations that are not overdue or are being contested in good faith by appropriate proceedings.

      (c) purchase money security interests in property now owned or hereafter acquired by any member of the Rush Group; provided that absolutely no lien or interest shall be granted or allowed by such member of the Rush Group to any other person with respect to any Motor Vehicle Inventory that GMAC has financed.

      (d) furniture, trade fixtures and equipment purchased in the ordinary course of business.

      (e) the liens shown in Schedule 6.6 attached hereto.

      (f) liens against the Real Estate subject to the Real Estate Liens in connection with a refinance of any Real Estate Loan pursuant to Section 3.1.

      Section 7.6 Taxes, Etc. All taxes, levies, and assessments of whatever description will be paid by the Rush Group before interest or penalties accrue thereon, unless the same is being contested in good faith by appropriate proceedings.

      Section 7.7 Possession of Titles. The Rush Group will permit GMAC upon demand to hold all invoices, manufacturer certificates of origin, and title for any Collateral (other than the Real Estate).

      Section 7.8 Monthly Certification Report. Rush will furnish to GMAC, within 20 days of each of the last day of each month, a report certified by the chief executive officer, chief financial officer or controller of Rush, in the form attached as Exhibit 2.7, detailing the Collateral Formula Amount as of the reporting date (the "Monthly Certification Report"). Each Monthly Certification Report submitted as of a month-end date shall have attached to it a complete and detailed listing (by Dealer location) of New Parts Inventory, in the form attached to Exhibit 2.7. GMAC may, in its sole and absolute discretion, increase the frequency of such reports and demand such a report at any time.

      Section 7.9 Inspection. The Rush Group will permit GMAC or its designee to: (a) visit, at any time during normal business hours upon GMAC's request, all premises where any Collateral, or any records or documents of any member of the Rush Group, are located; (b) inspect during normal business hours all Collateral and any records or documents of any member of the Rush Group or which relate to any Collateral; and (c) discuss their affairs, finances and accounts with any director, officer, employee, accountant, partner, affiliate or agent of any member of the Rush Group.

      Section 7.10 Insurance: Payment of Premium. Each member of the Rush Group will, at its sole cost and expense, keep and maintain its properties insured for their full insurable value against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against under all risk policies in use by other owners or users of such properties in similar businesses and notify GMAC promptly of any event or occurrence causing a material loss or decline in value of its properties and the estimated (or actual, if available) amount of such loss or decline. All policies of insurance on the Collateral will be in form and with insurers acceptable to GMAC and all such policies will be in such amounts as may be satisfactory to GMAC. The Rush Group will deliver to GMAC (i) the original (or certified copy) of each policy of insurance or, in GMAC's sole, absolute discretion, a certificate evidencing such insurance and (ii) evidence of payment of all premiums therefor. Such policies and certificates of insurance will contain an endorsement, in form and substance acceptable to GMAC, showing loss payable to GMAC. Such endorsement, or an independent instrument furnished to GMAC, will provide that the insurance companies will give GMAC at least 30 days' prior written notice before any such policy or policies of insurance will be altered or canceled and that no act or default of any member of the Rush Group or any other person shall affect the right of GMAC to recover under such policy or policies of insurance in case of loss or damage and that GMAC will have the right to cure any such default by such parties. The Rush Group hereby directs all insurers under such policies of insurance where loss or damage to Collateral exceeds $500,000 under any such policy of insurance to pay all proceeds payable thereunder directly to GMAC. So long as no Event of Default exists hereunder, at the option of the Rush Group, in the case of insurance proceeds arising from the loss or damage of improvements to the Rush Group's real or personal property, the proceeds may be used to replace or restore same with property having equal or greater value and utility to that lost or destroyed; provided, however, the Rush Group shall at its expense furnish to GMAC evidence satisfactory to GMAC (including without limitation title insurance policies or endorsements thereto and opinions of counsel) that GMAC has a valid, duly perfected lien on such property of equal or superior priority to the lien in the property so replaced or restored. To the extent not so used, all such proceeds shall be applied as a partial prepayment of the Loans. Each member of the Rush Group irrecoverably makes, constitutes and appoints GMAC (and all officers, employees or agents designated by GMAC) as its true and lawful attorney (and agent-in-fact), effective from and after the occurrence of an Event of Default, for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of any member of the Rush Group on any check, draft, instrument or other item or payment for the proceeds of such policies of insurance (which, in GMAC's sole discretion, shall either be used towards the repair, restoration or replacement of the Collateral, or the satisfaction of any member of the Rush Group's obligations hereunder), and for making all determinations and decisions with respect to such policies of insurance. In the event any member of the Rush Group at any time or times hereafter, fails to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then GMAC, without waiving or releasing any obligation or default by such member of the Rush Group hereunder, may (but will be under no obligation to) at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which GMAC deems advisable. In addition, each member of the Rush Group will obtain and maintain in full force and effect policies of liability, workers compensation and business interruption insurance in amounts at least equal to that customarily carried by persons or entities conducting comparable businesses.

      Section 7.11 Environmental Matters.

      (a) From the Effective Date, no member of the Rush Group nor any of their respective agents, authorized representatives and employees (collectively "Agents") shall engage in any of the following prohibited activities, and the Rush Group will use its best and diligent efforts to see that its invitees, tenants and contractors, and such persons' employees, agents, and invitees, shall not:

            (i) cause or permit any release, discharge, or threat of release of Hazardous Material on or from any Facility.

            (ii) cause or permit any manufacturing, transporting, spilling, leaking, or dumping of Hazardous Material in or on any portion of any Facility, except in the ordinary course of the Rush Group's business on the Facility and in a manner not to allow any contamination of the Facility and in accordance with all federal, state and local Laws relating to Hazardous Material or other environmental matters.

            (iii) cause or permit any holding, handling or retaining of Hazardous Material in or on any portion of any Facility, except in the ordinary course of the Rush Group's business on the Facility and in a manner not to allow any contamination of the Facility and in accordance with all federal, state and local Laws relating to Hazardous Material or other environmental matters.

            (iv) otherwise place, keep, or maintain, or allow to be placed, kept, or maintained, any Hazardous Material on any portion of any Facility, except in the ordinary course of the Rush Group's business on the Facility and in a manner not to allow any contamination of the Facility and in accordance with all federal, state and local Laws relating to Hazardous Material or other environmental matters.

The Rush Group and its Agents will comply, and cause all Facilities to comply, with all Laws of all authorities having jurisdiction over the Rush Group or its Agents, any Facility, or the use of the Facility and pertaining to any Hazardous Material.

      (b) If Hazardous Material is discovered on any Facility, the Rush Group will pay (or cause those responsible to pay) immediately when due the cost of removal of any Hazardous Material from the Facility (or other appropriate remediation of the Hazardous Material) in compliance with all governmental requirements, and keep the entire Facility free of any lien imposed pursuant to any Laws having to do with the removal of Hazardous Material. Within 30 days after demand by GMAC, the Rush Group will obtain and deliver to GMAC a bond, letter of credit, or similar financial assurance for the benefit of GMAC, evidencing, to GMAC's satisfaction in its sole, absolute discretion, that the necessary funds are available to pay the cost of removing, treating, and disposing of all Hazardous Material on the Facility or any contamination caused thereby, and discharging any assessments or liens which may be established on the Facility as a result thereof.

      (c) Each member of the Rush Group will:

            (i) Give written notice to GMAC immediately upon its acquiring knowledge of the presence of any Hazardous Material on any Facility (other than that used in the ordinary course of the Rush Group's business) or of any Hazardous Material contamination thereon, with a full description thereof;

            (ii) Immediately advise GMAC in writing of any notices received by it or its Agents alleging that any Facility contains Hazardous Material or contamination thereof, or that a violation or potential violation of any Hazardous Material Laws by the Rush Group or its agents, or the Facility exists;

            (iii) Immediately advise GMAC in writing upon discovery of any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened with respect to any Facility or any real estate adjoining the Facility; and

            (iv) Immediately advise GMAC in writing upon the Rush Group's discovery or any discovery by its Agents of any occurrence or condition on any real property adjoining or in the vicinity of any Facility which does, or could, cause the Facility, or any part thereof, to contain Hazardous Material or otherwise be in violation of any Hazardous Material Laws or cause the Facility to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Hazardous Material Laws. Nothing in this Section 7.11(c)(iv) is intended or shall operate to create a duty on the part of the Rush Group or any of its Agents to inquire as to the condition (environmental or otherwise) of any property not owned or leased by the Rush Group.

      (d) GMAC will have the right, but not the obligation, to cause all Hazardous Material and Hazardous Material contamination found on or in any Facility (except that used in the ordinary course of the Rush Group's business) to be removed therefrom or remediated on site if cost effective and permitted by law. In such event, the cost of the removal or remediation, including all expenses, charges, and fees incurred by any GMAC in connection therewith, including attorneys', engineers', and consultants' fees, shall be payable by the Rush Group on demand. The Rush Group will give to GMAC and its Agents access to the Facility for such purposes and the Rush Group hereby grant to GMAC and its Agents full right and authority to remove any such Hazardous Material and Hazardous Material contamination from the Facility or to remediate it on site if cost effective and permitted by law.

      (e) If at any time during the term of any Loan, GMAC has reasonable cause to believe that an environmental condition in violation of Section 5.16 exists (other than in the ordinary course of the Rush Group's business), GMAC may notify the Rush Group in writing that it desires a site assessment or environmental audit ("Audit") of any or all Facility(s) to be made, and at any time thereafter cause such Audit to be made of the Facility(s) at the Rush Group's sole expense. Such Audit(s) will be performed in a manner reasonably calculated to confirm and verify compliance with the provisions of this Section 7.11. The Rush Group will reasonably cooperate with the persons conducting the Audit to allow entry and reasonable access to all portions of the Facility(s) for the purpose of the Audit(s), to supply the auditors with all available historical and operational information regarding the Facility(s), as may reasonably be requested by the auditors, and to make available for meetings with the auditors appropriate personnel having knowledge of matters relevant to the Audit(s). The Rush Group will comply, at their sole cost and expense, with all recommendations contained in the Audit(s) to the extent necessary to bring the Rush Group into compliance with the other provisions of this Section 7.11, including any recommendations for additional testing and studies to detect the presence of Hazardous Material, or to otherwise confirm and verify the Rush Group's compliance with the provisions of this Section 7.11, to the extent required by GMAC.

      (f) The representations and obligations of the Rush Group under this
Section 7.11 shall, with respect to each tract or parcel of real property constituting the Real Estate, remain in effect until GMAC releases its liens in any applicable part of the Real Estate; upon such release, the obligations shall cease only as to that portion of the Real Estate released. Without limiting the foregoing, it is expressly understood that if, for example, GMAC becomes the owner of any part of the Real Estate through foreclosure, deed in lieu of foreclosure or otherwise, all obligations of the Rush Group under this Section
7.11 shall remain in full force and effect.

      Section 7.12 Indemnification. The Rush Group will defend, indemnify and hold GMAC (including the successors, assigns, employees, agents, officers and directors of GMAC) harmless from and against any and all actions, claims, losses, liabilities, damages and expenses (including, without limitation, cleanup costs and reasonable attorneys' fees) arising from or relating to any breach of any covenants, agreements or obligation arising under this Agreement or any inaccuracy of or omission from any representation or warranty of the Rush Group set forth in this Agreement, including without limitation, those arising directly or indirectly from, or relating, to the handling, manufacture, transport, storage, treatment, emission, spill, leak, dump or disposal of any Hazardous Material by or in respect of the Rush Group or any Collateral. This indemnity will apply notwithstanding any negligent or other contributory conduct by or on the part of GMAC (except to the extent the actions, claims, losses, liabilities, damages or expenses are solely attributable to the gross negligence or willful or wanton misconduct of GMAC) or any one or more other persons or entities, and will be enforceable notwithstanding any attempts by the Rush Group to exercise due diligence. The loss, liability, damage, cost or expense which is covered by this indemnity will include, without limitation, all foreseeable consequential damages; the costs of any required or necessary repair, cleanup or detoxification of any Facility, including the soil and ground water thereof, and the preparation and implementation of any closure, remedial or other required plans; damage to any natural resources; and all reasonable costs and expenses incurred by GMAC in connection with the above, including but not limited to, attorneys' and consultants' fees. The provisions of this Section 7.12 will survive repayment of the Loans or other obligation to GMAC in full and expiration or termination of this Agreement.

      Section 7.13 Further Assurances. At its costs and expense, upon request of GMAC, the Rush Group will duly execute and deliver or cause to be duly executed and delivered, to GMAC such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the opinion of GMAC to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

      Section 7.14 Future Dealers. In the event any future entity formed by Rush becomes a Dealer subject to the terms of this Agreement, such new Dealer shall execute a Guaranty Agreement on a form acceptable to GMAC conforming to the laws of the state where that Dealer does business. Rush shall also execute a Guaranty Agreement of any obligations of the Dealers pursuant to this Agreement, including without limitation any Wholesale Floor Plan Loans made to the Dealers under Article IV. From time to time GMAC may require the members of the Rush Group to execute such acknowledgments, consents, revised guaranty agreements and the like to affirm and ratify the obligations of each member of the Rush Group for the payment and performance of all Obligations.

                                  ARTICLE VIII

                           Negative Covenants of Rush

      The Rush Group, individually and collectively, jointly and severally, covenants and agrees that on and after the Effective Date, while any part of the Indebtedness remains unpaid, no member of the Rush Group shall, without the written consent of GMAC (which consent shall not be unreasonably withheld or delayed):

      Section 8.1 Reorganizations, Acquisitions, Change of Name. (a) merge or consolidate with or into any partnership, trust, or corporation or other entity whatsoever; or (b) sell, lease, transfer, or otherwise dispose of any of its assets which is greater than ten (10%) of the aggregate total assets of the Rush Group (except in the ordinary course of business), whether now owned or hereafter acquired.

      Section 8.2 Management: Ownership. Except in the case of unforeseen death, disability, or other similar emergency, make any significant change in its structure or management.

      Section 8.3 Restriction on Other Indebtedness. Incur any indebtedness for borrowed money or extensions of credit except:

      (a) the Obligations;

      (b) indebtedness incurred in the ordinary course of business for necessary merchandise, services, equipment, materials, and supplies, all of which will be paid not more than 60 days from the due date of invoice except when being contested in good faith;

      (c) any other indebtedness the repayment of which is expressly subordinated, in writing satisfactory to GMAC in its sole, absolute discretion, to the repayment to GMAC of all Obligations;

      (d) indebtedness relating to liens permitted by Section 7.5;

      (e) indebtedness secured by mortgages or deed of trust liens on real estate which is financed with another lender; or

      (f) any other indebtedness of the Rush Group not exceeding in the aggregate $30,000,000.

      Section 8.4 Loans and Investments. Lend or advance money, credit or property to any Person, or invest in (by capital contribution or otherwise), or purchase or repurchase the stock or indebtedness, of all or a substantial part of the assets or properties of any Person, or agree to do any of the foregoing, except for:

      (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America and which mature within one year from the date of acquisition thereof;

      (b) investments in commercial paper of any corporation with a maturity not in excess of one year from the date of acquisition thereof and rated P-1 or better by Moody's Investors Services Inc., or A-1 or better by Standard & Poor's Corporation;

      (c) investments in negotiable or non-negotiable time certificates of deposit and time deposits, with a maturity not in excess of one year from the date of acquisition thereof, issued by or placed with, and money market deposit accounts issued or offered by any commercial bank organized and existing under the laws of the United States of America or under any states of the United States of America and having a combined capital and undivided surplus of not less than $500,000,000, provided, however, that such certificates of deposit or time deposits at any one bank shall at no time exceed ten percent (10%) of the undivided capital and surplus of such bank;

      (d) (omitted)

      (e) advances by any member of the Rush Group to another member of the Rush Group whether constituting capital contributions or indebtedness or otherwise made; provided that no Event of Default is occurring at the time of such advance and no Event of Default would occur as a result thereof;

      (f) acquisition of all or any portion of any assets or interests of any Person engaged in the automobile dealership business; provided that Rush deliver prior written notice of any such acquisition to GMAC; and

      (g) any guaranty of any of the indebtedness permitted by Section 8.3 by any member of the Rush Group.

                                   ARTICLE IX

                              Conditions Precedent

      Notwithstanding any other terms of this Agreement, GMAC will not be required to make any Loans to Rush unless the following conditions have been met as to the Rush Group on or before the date hereof (the "Effective Date") and are also met on the date of each Credit Advance or Wholesale Credit Advance, except as noted herein.

      Section 9.1 Representations True. The representations and warranties of the Rush Group contained in this Agreement and in any other Loan Document are true; there is not then in existence any Event of Default hereunder or any event which upon the service of notice or passage of time would constitute an Event of Default hereunder; there is not any suit or proceeding at law or in equity or of any governmental authority instituted or, to the knowledge of any member of the Rush Group, threatened which in either case would materially adversely affect the financial condition of any member of the Rush Group or the Collateral.

      Section 9.2 Opinion of Counsel. GMAC will have received an opinion of counsel to the Rush Group in the form required by GMAC.

      Section 9.3 Good Standing and Certified Copies. GMAC will have received
(a) a current certificate of corporate status with respect to each member of the Rush Group, or confirmation by telecommunication, if such confirmation is available, from the jurisdiction of incorporation or organization of each such entity and each foreign jurisdiction where such entity's failure to be duly qualified or licensed would have a Material Adverse Effect; (b) certified copies of the corporation charter and by-laws of each member of the Rush Group, to the extent applicable; (c) signature and incumbency certificates with respect to the officers executing this Agreement, and the other Loan Documents; and (d) a certified copy of the corporate action taken by each member of the Rush Group authorizing execution, delivery and performance of this Agreement and the other Loan Documents.

      Section 9.4 Guarantees. GMAC will have received guarantees executed and delivered by the Guarantors in accordance with Section 1.1(m).

      Section 9.5 Loan Documents. All of the Loan Documents relating to the Collateral, including without limitation the Guaranty Agreements, will have been executed by the members of the Rush Group, or other applicable persons or entities, and delivered to GMAC.

      Section 9.6 Material Adverse Change. No material adverse change will have occurred in the business, operations, financial condition or prospects of Rush Group or the Collateral.

      Section 9.7 Due Diligence: UCC Filings and Searches. GMAC will, to its satisfaction, have completed and received all audits, inspections, examinations and surveys deemed necessary in the sole, absolute discretion of GMAC with respect to the Collateral and the financial and business condition of any member of the Rush Group; GMAC will have received (a) confirmation of UCC-1 Financing Statements with respect to the Rush Group describing the Collateral having been filed in the proper places in each jurisdiction designated by GMAC and (b) UCC and other record searches acceptable to GMAC showing the first priority of GMAC's security interest in the Collateral.

      Section 9.8 Sales Authority. Except as disclosed on the attached Schedule 9.8, each member of the Rush Group will have been duly and continuously approved
(a) by the appropriate original manufacturer or distributor of motor vehicles to sell and service the brand of new motor vehicles contemplated by the parties hereto to be sold by such member of the Rush Group; and (b) by any pertinent local, state, or federal government agency to purchase, sell, lease, and service motor vehicles as a new and used dealer thereof.

      Section 9.9 Repurchase Agreements. GMAC will have executed the customary vehicle factory (a) drafting and delivery instructions and (b) repurchase agreements between GMAC and the manufacturer or distributor of the new motor vehicles which the Rush Group intends to acquire.

                                    ARTICLE X

                                Events of Default

      Section 10.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

      (a) Payment of Wholesale Floor Plan Loans. Failure to make any payments of principal or interest when and as due under the promissory notes or other instruments evidencing the Wholesale Floor Plan Loans.

      (b) Payment of Borrowing Base Loans and Real Estate Loans. Failure to make any payments of principal or interest within 3 Business Days following notification from GMAC of payments being past due under the promissory notes or other instruments evidencing the Borrowing Base Loans and Real Estate Loans.

      (c) Payment of Other Obligations. Failure to pay, when due, any other monetary obligation under any of the Loan Documents.

      (d) Noncompliance with Loan Documents. Any member of the Rush Group or any Guarantor shall fail to perform or observe any of the other agreements, covenants or conditions contained in this Agreement, in any other Loan Document or otherwise in existence with GMAC or any of its affiliates, and such default shall continue for more than 10 Business Days.

      (e) Default on Other Debt. Any member of the Rush Group or any Guarantor shall fail to pay all or any part of the principal of or interest on any other indebtedness, when due

(whether at maturity, by acceleration or otherwise) and such default shall not be cured within the period of grace, if any, specified in the evidence of such other indebtedness.

      (f) Misrepresentations. Any representation, warranty or other statement made or furnished to GMAC by or on behalf of any member of the Rush Group or any Guarantor in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect.

      (g) Challenge to Agreement. Any member of the Rush Group or any Guarantor shall challenge or contest in any action, suit or proceeding the legality, validity or enforceability of this Agreement or any of the other Loan Documents, or the perfection or priority of any lien granted to GMAC.

      (h) Repudiation of or Default Under Guaranty Agreements. Any Guarantor shall revoke or attempt to revoke the Guaranty Agreement signed by such Guarantor, or shall repudiate such Guarantor's liability thereunder or shall be in default under the terms thereof.

      (i) Bankruptcy, Insolvency, etc. The occurrence of any of the following:

            (i) The appointment of a receiver, trustee, custodian, conservator, or liquidator, or other similar official for any member of the Rush Group or any Guarantor, any of its property, or any other property of such member of the Rush Group or such Guarantor.

            (ii) Any member of the Rush Group or any Guarantor shall generally not pay its debts as they become due or shall admit in writing an inability to pay its debts, or shall make a general assignment for the benefit of creditors.

            (iii) Any member of the Rush Group or any Guarantor shall commence any case, proceeding or other action seeking relief, reorganization, arrangement, adjustment, liquidation, dissolution or composition of such member of the Rush Group or Guarantor or its respective debts under any debtor relief laws.

            (iv) Any case, proceeding or other action is commenced against any member of the Rush Group or any Guarantor seeking to have an order for relief entered against such member of the Rush Group or such Guarantor, as debtor, or seeking a reorganization, arrangement, adjustment, liquidation, dissolution or composition of such member of the Rush Group or such Guarantor or its respective debts under any debtor relief laws, or seeking an appointment of a receiver, trustee, custodian or other similar official for such member of the Rush Group or such Guarantor or for all or any of its property, or any other property of such member of the Rush Group or such Guarantor and such case, proceeding or other action: (i) results in the entry of an order for relief against such member of the Rush Group or such Guarantor and (ii) remains undismissed for a period of 30 days after commencement.

            (v) Any member of the Rush Group or any Guarantor shall have concealed, removed or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud any of its creditors; or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid (unless adequate provision in cash has been made for payment of the similar claim); or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of the Collateral through legal proceedings which is not vacated within 30 days.

            (vi) Any member of the Rush Group or any Guarantor shall have suffered (i) a casualty as to any material asset or assets used in the conduct of its business which is not, except for deductibles reasonably acceptable to GMAC, fully covered by insurance or (ii) a material adverse change in the business, properties, conditions, financial or otherwise of the Rush Group, as a whole.

      (j) Termination of Franchise. Any Franchise Agreement shall be terminated, whether according to its terms or action taken by any party thereto, or any vehicle manufacturers take any action against any member of the Rush Group that could have a Material Adverse Effect.

      (k) Wholesale Credit Advance. Any member of the Rush Group shall fail to maintain a Wholesale Credit Advance except where, with the prior written consent of GMAC, the Dealer has been sold or otherwise transferred or its operations terminated.

      (l) Cross-Default. The occurrence of (i) any Event of Default under this Agreement (including, without limitation, under the Borrowing Base Line of Credit, any Real Estate Loan or any Wholesale Floor Plan Loan); (ii) a default under any other Loan Document (subject to any applicable grace or cure period, if any); or (iii) a default under any other agreement between any member of the Rush Group or any Guarantor and GMAC now existing or hereafter arising (subject to any applicable grace or cure period, if any), will constitute an immediate default under this Agreement, the Loan Documents and all other such agreements.

                                   ARTICLE XI

                                    Remedies

      Upon an Event of Default, GMAC shall have, in addition to any other rights or remedies available at law or in equity, the following rights and remedies:

      Section 11.1 Termination of Agreement. GMAC may terminate this Agreement or any part thereof. By way of example only, GMAC may terminate the Line of Credit under Article II

(the Borrowing Base Line of Credit) and the Wholesale Facility, Other Financing and Retail Facility under Article IV (the Wholesale Floor Plan Loans).

      Section 11.2 Specific Remedies. GMAC shall have the right to:

      (a) institute proceedings to collect all or a portion of the Indebtedness and to recover a judgment for the same and to collect upon such judgment out of any property of Rush or any member of the Rush Group wherever situated;

      (b) to offset and apply any monies, credits or other proceeds of property of the Rush Group that has or may come into possession or under the control of GMAC against any amount owing by the Rush Group to GMAC;

      (c) with respect to accounts, contract rights, chattel paper, tax refunds and general intangibles constituting Collateral herein, GMAC:

            (i) may settle, adjust and compromise all present and future claims arising thereunder or in connection therewith;

            (ii) may sell, assign, pledge or make any other agreement with respect thereto or the proceeds thereof;

            (iii) may notify all such account, contract right, or other debtors of GMAC's interest therein and require direct payment to GMAC of such obligations;

            (iv) may receive, sign, endorse, and deliver in its name or the name of any member of the Rush Group any and all notes, instruments, documents, titles, negotiable instruments and the like necessary and appropriate to effect the collection of such intangibles, and each member of the Rush Group hereby waives notice of presentment, protest and non-payment of any instrument so endorsed;

            (v) is hereby constituted and appointed by each member of the Rush Group as its attorney-in-fact with power to accept and to receipt and endorse such member of the Rush Group's names upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral that may come into GMAC's possession; to notify the Post Office authorities to change the address for delivery of mail addressed to each member of the Rush Group to such address as GMAC may designate; to do all other acts and things necessary to carry out this Agreement. Except for gross negligence and willful misconduct, all acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission, nor for any error of judgment or mistake of act or law made in good faith; this power being coupled with an interest is irrevocable while any of the Obligations remains unpaid;

      (d) subject to any specific, contrary provision in any other security agreement executed now or in the future: sell or lease the Collateral, or any portion thereof, after giving 5 days' written notice, at public or private sale. The sale by GMAC of less than the whole of the Collateral shall not exhaust the power of sale, and GMAC is empowered to make successive sales under such power until all of the Collateral shall be sold; the liens, security interests and rights hereunder shall remain in full force and effect as to the unsold portion of the Collateral. The decision to sell all or only a portion of the Collateral at any sale shall be at the sole discretion of Secured Party.

      (e) require the Rush Group to assemble all or any of the Collateral (except Real Estate) and make it available to GMAC at a place to be designated by GMAC that is reasonably convenient to the parties.

      (f) GMAC may, at GMAC's option, declare all of the sums due under the Borrowing Base Loans (Article II), Real Estate Loans (Article III), Wholesale Floor Plan Loans (Article IV) to be immediately due and payable without further demand and may invoke the power of sale and any other remedies permitted by applicable law or provided in this Agreement or any of the other Loan Documents. The Rush Group and each Guarantor (as applicable) expressly waive all presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, notices of intention to demand payment, demands for payment, protests, and notices of protest.

The Rush Group agrees that the sale by GMAC of any new or unused property repossessed by GMAC to the original seller thereof, or to any person designated by such seller, at the invoice cost thereof to the Rush Group less any credits granted to the Rush Group with respect thereto and reasonable costs of transportation and reconditioning, shall be deemed to be a commercially reasonable means of disposing of the same. The Rush Group further agree that if GMAC shall solicit bids from three or more other sellers or dealers in the type of property repossessed by GMAC hereunder, any sale by GMAC of such property in bulk or in parcels to the bidder submitting the highest cash bid therefor also shall be deemed to be a commercially reasonable means of disposing of the same. Notwithstanding the foregoing, it is expressly understood that such means of disposal shall not be exclusive, and that GMAC shall have the right to dispose of any property repossessed hereunder by any commercially reasonable means.

      Section 11.3 Remedies Cumulative. GMAC shall have all rights and remedies contained in any other Loan Document, all of which rights and remedies shall be cumulative of those granted herein, or otherwise available at law or in equity. All of GMAC's rights and remedies may be enforced successively or concurrently. GMAC's rights shall include all rights of a secured party under the Uniform Commercial Code applicable in any particular state.

      Section 11.4 Expenses. The Rush Group shall pay all expenses and reimburse GMAC for any expenditures, including reasonable attorney fees and legal expenses, in connection with GMAC's exercise of any of its rights and remedies under this Agreement.

      Section 11.5 Proceeds. Proceeds realized by GMAC on the sale or other disposition of the Collateral, after payment of all expenses incurred by GMAC in enforcing the Indebtedness or in retaking, holding, preparing for sale or lease, selling, leasing or otherwise disposing of or realizing on the Collateral or the Indebtedness, shall be applied by GMAC to the remaining Indebtedness in such manner as GMAC shall elect.

      Section 11.6 Default Interest. In addition to the remedies provided above or elsewhere in this Agreement, all Indebtedness which is not paid when due, by acceleration, at maturity or otherwise, shall bear interest (i) in the case of Indebtedness evidenced by promissory notes, at the default rate (if any) provided in the applicable notes, and (ii) in the case of all Indebtedness not covered by item (i), at the highest nonusurious default rate provided for in any of the notes.

      Section 11.7 No Agency. Nothing herein contained shall be construed to constitute any member of the Rush Group as agent of GMAC for any purpose whatsoever, and GMAC shall not be responsible nor liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except to the extent the same results from GMAC's own gross negligence or willful misconduct. GMAC shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Collateral or any instrument received in payment thereof or for any damage resulting therefrom, except to the extent the same results from GMAC's own gross negligence or willful misconduct. GMAC does not by anything herein or in any assignment or otherwise, assume the Rush Group's obligations under any contract or agreement assigned to GMAC, and GMAC shall not be responsible in any way for the performance by the Rush Group of any of the terms and conditions thereof.

                                   ARTICLE XII

                                  Miscellaneous

      Section 12.1 GMAC's Accounts. GMAC shall maintain on its books in accordance with its usual practice an account or accounts with respect to the Loans, which account or accounts shall include, without limitation, (i) the outstanding principal amount of each of the Loans, (ii) the amount of principal and interest due under each of the Loans and the required payment dates, (iii) all other fees, costs, expenses, losses and indemnities due under this Agreement or any other Loan Document, and (iv) all amounts received by GMAC with respect to the foregoing. For purposes of any legal action or proceeding arising out of or in connection with this Agreement or any other Loan Document, and for all other purposes, the entries made in such account or accounts maintained by GMAC pursuant to this Section 12.1 shall create a presumption as to the existence and amounts of the foregoing, absent manifest error. However, the Rush Group shall have 30 days from the date the GMAC Account statement is received to contest the accuracy of the statement; the failure of the Rush Group to contest the accuracy shall constitute conclusive evidence of its accuracy. If the Rush Group contests the accuracy within said 30 days, GMAC shall have 30 days to reconcile the disputed GMAC Account balance. The failure by GMAC to maintain such account or accounts shall not in any manner affect the Indebtedness.

      Section 12.2 Notices. All notices or other communications required or permitted to be given pursuant to the provisions of this Agreement shall be in writing and shall be considered as properly given if mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, or by delivering same in person to the intended addressee, or by prepaid telegram, telex or telecopy. Notice given in any other manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses of the parties shall be as set forth below; provided, however, that either party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of 30 days' notice to the other party in the manner set forth hereinabove. The addresses for notice hereunder are:

      If to Rush or any member      555 IH 35 South, Suite 500
       of the Rush Group:           New Braunfels, Texas  78130

      And:

      If to RTC-California:         P.O. Box 223
                                    Pico Rivera, California   90660-0223

      If to RTC-Louisiana:          5220 Industrial Drive Extension
                                    Bossier City, Louisiana 71112

      If to RTC-Oklahoma:           P.O. Box 271148
                                    Oklahoma City, Oklahoma 73137

      If to RTC-Texas:              P.O. Box 200105
                                    San Antonio, Texas 78220-0105

      If to RTC-Colorado:           P.O. Box 16474
                                    Denver, Colorado  80216

      If to RTC-Arizona:            P.O. Box 6568
                                    Phoenix, Arizona  85005

      If to RTC-New Mexico:         2900 Vassar Drive, N.E.
                                    Albuquerque, New Mexico 87107

      If to Rush Retail:            516 IH 10 East
                                    Seguin, Texas 78155

      If to RTC-San Diego:          8464 Miramar Road
                                    San Diego, California 92126

      If to Rush Phoenix:           2600 W. West McDowell Road
                                    Phoenix, Arizona  85009

      If to Rush Tucson:            755 E. 44th Street
                                    Tucson, Arizona  85713

      For notices to any            Mr. Phillip M. Renfro
      member of the Rush            Fulbright & Jaworski L.L.P.
      Group, with a copy to:        300 Convent Street, Suite 2200
                                    San Antonio, Texas 78205-3792

      If to GMAC:                   P.O. Box 4601
                                    Houston, Texas 77210-4601
                                    Attn:  Director of Commercial Lending

      For notices to GMAC,          Mr. John Bellaver
      with a copy to:               General Motors Acceptance Corporation
                                    P.O. Box 33122
                                    Detroit, Michigan  48232

      Section 12.3 Waiver. No course of dealing, or any failure by GMAC to insist, or any election by GMAC not to insist, upon any member of the Rush Group's strict performance of any of the terms, provisions or conditions of the Loan Documents shall not be deemed to be a waiver of same or of any other term, provision or condition thereof; and GMAC shall have the right at any time thereafter to insist upon strict performance by such member of the Rush Group of any and all of same. Specifically, no Advance by GMAC when there exists an Event of Default under Article X shall in any way preclude GMAC from thereafter declaring such failure to comply to be an Event of Default hereunder.

      Section 12.4 Survival. All agreements, representations, warranties and covenants of each member of the Rush Group contained in this Agreement shall survive the execution of this Agreement and the other Loan Documents, and the making of the Loans; provided, however, that to the extent any agreement, representation, warranty or covenant of any member of the Rush Group herein, either by its express terms or by the determination of a court of competent jurisdiction, survives the repayment of the Loans and the expiration or termination of this Agreement, such agreement, representation, warranty or covenant shall in no event survive more than 2 years from the later of the (i) date of repayment of the Loans or (ii) the expiration or termination of this Agreement.

      Section 12.5 Limitations on Interest. All agreements between GMAC, any member of the Rush Group, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand for payment or acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged or received by GMAC exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to Lender in excess of the maximum lawful amount, the interest payable to GMAC shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance GMAC shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Indebtedness and not to the payment of interest, or if such excessive interest exceeds the principal balance such excess shall be refunded to the applicable member(s) of the Rush Group. All interest paid or agreed to be paid to GMAC shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between GMAC and any member of the Rush Group.

      Section 12.6 Applicable Law. This Agreement and the other Loan Documents (except as may be otherwise expressly provided in such other Loan Documents), shall be governed by and construed in accordance with the laws of the State of Texas and the laws of the United States applicable to transactions within such State. The Guaranty Agreements, Security Agreements or other Loan Documents (except this Agreement) executed by a Dealer or Guarantor doing business in a state other than Texas, or granting a lien on collateral located in a state other than Texas, shall be governed by the laws of the state specified in such documents.

      Section 12.7 Venue and Waiver of Jury Trial. The parties agree that all actions or proceedings arising in connection with this Agreement and any of the Loan Documents shall be tried and litigated only in the state and federal courts located in the State of Texas or, at the sole option of GMAC, in any other court in which GMAC shall initiate legal or equitable proceedings and which has subject matter jurisdiction over the matter in controversy. All the parties to this Agreement waive any right each may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 12.7. All the parties to this Agreement hereby further jointly and severally waive any right to trial by jury with respect to any action, claim, suit or proceeding in respect of or relating to this Agreement or any other Loan Document and/or any relationship between GMAC and the Rush Group.

      Section 12.8 Severability. If any provision hereof or of any of the other Loan Documents or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the application of such provision to any other person or circumstance nor the remainder of the instrument in which such provision is contained shall be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

      Section 12.9 Construction. This Agreement and each other Loan Document are being entered into by competent and experienced businessmen, represented by counsel, and the parties acknowledge that each party and its counsel have reviewed and revised this Agreement and the Loan Documents; therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, the Loan Documents or any amendments or exhibits hereto. The parties intend that all Loan Documents shall be construed and interpreted in a consistent manner.

      Section 12.10 GMAC's Discretion. In any instance hereunder (including any exhibits, schedules, annexes or addenda hereto) where GMAC's satisfaction, approval or consent or the exercise of GMAC's judgment is required, the granting or denial of such satisfaction, approval or consent and the exercise of such judgment shall be within the sole discretion of GMAC. This provision shall govern any such satisfaction requirements, consents, approvals or exercise of judgment required in connection with any of the Loan Documents.

      Section 12.11 No Third Party Beneficiary. This Agreement is for the sole benefit of GMAC and the Rush Group and is not for the benefit of any third party.

      Section 12.12 Rush Group In Control; No Partnership. In no event shall GMAC's rights and interests under the Loan Documents be construed to give GMAC the right to, or be deemed to indicate that GMAC is in control of the business, management or properties of the Rush Group or has power over the daily management functions and operating decisions made by the Rush Group. Nothing contained herein or in any of the other Loan Documents shall be construed as creating joint venture, partnership, tenancy-in-common or joint tenancy arrangement between GMAC and the Rush Group. The relationship of GMAC and the Rush Group is and at all times shall be solely that of debtor and creditor.

      Section 12.13 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and assigns. However, no member of the Rush Group shall assign or encumber this Agreement or any rights herein, it being expressly understood and agreed that the rights of the members of the Rush Group hereunder are not assignable.

      Section 12.14 Number and Gender. Whenever used herein, the singular number shall include the plural and the plural the singular, and the use of any gender shall be applicable to all genders. The duties, covenants, obligations, and warranties of each member of the Rush Group in this Agreement shall be joint and several obligations of each member of the Rush Group.

      Section 12.15 Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

      Section 12.16 Time of the Essence. Time is of the essence with respect to each and every matter pertaining to performance under this Agreement and of each provision hereof.

      Section 12.17 Executed Copies. This Agreement may be executed in any number of counterpart copies, each of which counterparts shall be deemed an original for all purposes.

      Section 12.18 Entire Agreement of the Parties. This Agreement, including all agreements referred to or incorporated herein and all recitals hereto, is the entire agreement among the parties relating to the subject matter hereof, supersedes all prior agreements, commitments and understandings among the parties hereto relating to the subject matter hereof, and cannot be changed or terminated orally, and shall be deemed effective as of the date hereof. To the extent that the terms of the documents heretofore evidencing the Borrowing Base Loans, Real Estate Loans or Wholesale Floor Plan Loans are inconsistent with the terms hereof, or if any contemporaneous or subsequent documents evidencing said loans are inconsistent with the terms hereof, the terms of this Agreement shall control.

      Section 12.19 Original Loan Agreement. THIS AGREEMENT MODIFIES, SUPPLEMENTS, RESTATES, RENEWS AND EXTENDS (BUT DOES NOT EXTINGUISH) THE ORIGINAL LOAN AGREEMENT AND THE OBLIGATIONS, LIABILITIES, INDEBTEDNESS AND UNDERTAKINGS OF THE MEMBERS OF THE RUSH GROUP UNDER THE ORIGINAL LOAN AGREEMENT AND THE LOAN DOCUMENTS RELATED THERETO. ALL LIENS CREATED PURSUANT TO THE ORIGINAL LOAN AGREEMENT, THE LOAN DOCUMENTS RELATED THERETO AND OTHERWISE SHALL CONTINUE IN FULL FORCE AND EFFECT (AND ARE NOT EXTINGUISHED) AS COLLATERAL FOR ALL OBLIGATIONS, LIABILITIES, INDEBTEDNESS AND UNDERTAKINGS OF THE RUSH GROUP NOW OR HEREAFTER ARISING WITH RESPECT TO THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS RELATED HERETO. IT IS EXPRESSLY PROVIDED, HOWEVER, THAT THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE LOAN DOCUMENTS RELATED HERETO SHALL GOVERN THE RIGHTS AND REMEDIES OF GMAC AND THE OBLIGATIONS AND LIABILITIES OF THE RUSH GROUP AND SHALL SUPERSEDE THE TERMS, PROVISIONS, RIGHTS, REMEDIES AND OBLIGATIONS UNDER THE ORIGINAL LOAN AGREEMENT.

      Section 12.20 Original Guaranty Agreements. Reference is made to the guaranty agreements (being titled "Guaranty", "Guaranty Agreement" and "Corporate Guarantee", as applicable) dated July 28, 1997 executed by Rush, RTC-California, RTC-Louisiana, RTC-Oklahoma, RTC-Texas and RTC-Colorado (referred to individually as an "Original Guaranty Agreement" and collectively as the "Original Guaranty Agreements"). Rush, RTC-California, RTC-Louisiana, RTC-Oklahoma, RTC-Texas and RTC-Colorado (referred to individually as an "Original Guarantor" and collectively as the "Original Guarantors") each acknowledge and agree that RTC-Arizona, RTC-New Mexico and Rush Retail is each a subsidiary or other entity formed or otherwise owned in whole or in part by Rush as contemplated under its Original Guaranty Agreement. Each Original Guarantor agrees that the amounts that will from time to time be loaned by GMAC to RTC-Arizona, RTC-New Mexico and Rush Retail shall be included with the definition of the "Indebtedness" under its Original Guaranty Agreement. Each Original Guarantor further acknowledges and agrees that its liability under its Guaranty Agreement shall remain in full force and effect pursuant to the terms thereof. Each Original Guarantor hereby confirms and ratifies (a) its obligations pursuant to the terms of its Original Guaranty Agreement; (b) that its Original Guaranty Agreement remains in full force and effect; and (c) that there are no claims, counterclaims, offsets or defenses to its Original Guaranty Agreement. RTC-Arizona, RTC-New Mexico and Rush Retail shall execute Guaranty Agreements substantially similar to the Original Guaranty Agreements.

      Section 12.21 Original Security Agreements. Reference is made to the security agreements (being titled "General Security Agreement" and "Security Agreement", as applicable) dated July 28, 1997 executed by RTC-California, RTC-Louisiana, RTC-Oklahoma, RTC-Texas and RTC-Colorado (referred to individually as an "Original Security Agreement" and collectively as the "Original Security Agreements"). RTC-California, RTC-Louisiana, RTC-Oklahoma, RTC-Texas and RTC-Colorado (referred to individually as an "Original Pledgor" and collectively as the "Original Pledgors") each acknowledge and agree that the amounts that will from time to time be loaned by GMAC to RTC-Arizona, RTC-New Mexico and Rush Retail shall be secured by the liens granted under its Original Security Agreement (and shall be included within the definitions of "Obligations" or "Indebtedness" under its Security Agreement, as applicable). Each Original Pledgor further acknowledges and agrees that its liability under its

Original Security Agreement shall remain in full force and effect pursuant to the terms thereof. Each Original Pledgor hereby confirms and ratifies (a) the liens pursuant to the terms of its Original Security Agreement; (b) that its Original Security Agreement remains in full force and effect; and (c) that there are no claims, counterclaims, offsets or defenses to its Original Security Agreement. RTC-Arizona, RTC-New Mexico and Rush Retail shall execute Security Agreements substantially similar to the Original Security Agreements.

      Section 21.22 Statutory Notice. In accordance with Section 26.02 of the Texas Business and Commerce Code, GMAC hereby notifies the Rush Group that:

            THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

            THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

      EXECUTED to be effective as of the date and year first above written.

GENERAL MOTORS ACCEPTANCE                 RUSH ENTERPRISES, INC.
  CORPORATION


By: ____________________________          By: ____________________________
    Name:________________________             Name:  W. Marvin Rush
    Title:_________________________           Title: Chief Executive Officer


RUSH TRUCK CENTERS OF                     RUSH TRUCK CENTERS OF
  CALIFORNIA, INC.                        LOUISIANA, INC.


By: ____________________________          By: ____________________________
    Name:   W. Marvin Rush                   Name:   W. Marvin Rush
    Title: Chief Executive Officer           Title: Chief Executive Officer

RUSH TRUCK CENTERS OF                     RUSH TRUCK CENTERS OF
  OKLAHOMA, INC.                          TEXAS, L.P.

                                          By: Rushtex, Inc., General Partner
By: __________________________
    Name:  W. Marvin Rush
    Title: Chief Executive Officer            By: __________________________
                                                  Name:  W. Marvin Rush
                                                  Title: Chief Executive Officer


RUSH TRUCK CENTERS OF                     RUSH TRUCK CENTERS OF
  COLORADO, INC.                           ARIZONA, INC.


By: ____________________________          By: ____________________________
    Name:  W. Marvin Rush                     Name:  W. Marvin Rush
    Title: Chief Executive Officer            Title: Chief Executive Officer


RUSH TRUCK CENTERS OF                     RUSH RETAIL CENTERS, INC.
  NEW MEXICO, INC.


By: ____________________________          By: ____________________________
    Name:  W. Marvin Rush                     Name:W. Marvin Rush
    Title: Chief Executive Officer            Title: Chief Executive Officer


RUSH GMC TRUCK CENTER OF                  RUSH GMC TRUCK CENTER OF
  SAN DIEGO, INC.                           PHOENIX, INC.


By: ____________________________          By: ____________________________
   Name:  W. Marvin Rush                      Name:  W. Marvin Rush
   Title: Chief Executive Officer             Title: Chief Executive Officer


RUSH  GMC TRUCK CENTER OF
  TUCSON, INC.


By: ____________________________
    Name:  W. Marvin Rush
    Title: Chief Executive Officer